Filed Pursuant to Rule 424(b)(5)
Registration No. 333-262737

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are neither offers to sell these securities nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2022

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 15, 2022)

$

        % Senior Notes due 20

We are offering $                aggregate principal amount of our     % Senior Notes due 20    . We will pay interest on the notes semiannually in arrears on                  and                  of each year. The first such interest payment will be made on                 , 2022. The notes will mature on                 , 20    . The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future unsecured, unsubordinated indebtedness. We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. In the event of a Change of Control Triggering Event, as defined in this prospectus supplement, the holders may require us to repurchase for cash all or a portion of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any.

Investing in our notes involves risks. See “Risk Factors” beginning on page S-4 in this prospectus supplement.

	Public Offering Price (1)		Underwriters’ Discount		Proceeds to Us Before Expenses (1)
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from February , 2022 to the date of delivery, if settlement occurs after that date.

The public offering price set forth above does not include accrued interest, if any. Interest will accrue from February     , 2022 if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator for the Euroclear System, will be made on or about February     , 2022.

Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

BofA Securities	HSBC	MUFG	Wells Fargo Securities

February    , 2022

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and, if applicable, any free writing prospectuses we may provide you in connection with this offering. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not, and the underwriters are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and, if applicable, any free writing prospectuses we may provide you in connection with this offering is accurate on any date subsequent to the respective dates of those documents or the date of incorporation by reference, as applicable, even though this prospectus supplement and the accompanying prospectus are delivered or securities are sold on a later date. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Available Information.” Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “we”, “us”, “our” or the “Company” mean Bio-Rad Laboratories, Inc. and its subsidiaries, except in the sections “Description of Notes” and “Prospectus Supplement Summary—The Offering” and where it is clear that such terms mean only Bio-Rad Laboratories, Inc.

S-ii

FORWARD-LOOKING STATEMENTS

Other than statements of historical fact, statements made in this report include forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding our future financial performance, operating results, plans and objectives, impact of the COVID-19 pandemic on Bio-Rad’s results and operations, and steps governments, universities, hospitals and private industry, including diagnostic laboratories, are taking or may take as a result of the pandemic. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. However, actual results may differ materially from those currently anticipated depending on a variety of risk factors including, but not limited to, the duration, severity and impact of the COVID-19 pandemic, global economic conditions, supply chain issues, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, reductions in government funding or capital spending of our customers, international legal and regulatory risks, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, natural disasters and other catastrophic events beyond our control, and other risks and uncertainties identified under “Part I, Item 1A, Risk Factors” of our most recent Annual Report on Form 10-K or under “Part II, Item 1A, Risk Factors” of any Quarterly Report on Form 10-Q we have filed subsequent to our most recent Annual Report on Form 10-K. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in the notes. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the financial data and related notes, before making an investment decision.

Bio-Rad Laboratories, Inc.

We are a multinational manufacturer and worldwide distributor of our own life science research and clinical diagnostics products. Bio-Rad manufactures and supplies the life science research, healthcare, analytical chemistry and other markets with a broad range of products and systems used to separate complex chemical and biological materials and to identify, analyze and purify their components. We have direct distribution channels in over 35 countries outside the United States through subsidiaries whose focus is sales, customer service and product distribution. In some locations outside and inside these 35 countries, sales efforts are supplemented by distributors and agents.

Bio-Rad operates in two industry segments designated as Life Science and Clinical Diagnostics. Our Life Science segment is at the forefront of discovery, creating advanced tools to answer complex biological questions. Our Clinical Diagnostics segment designs, manufactures, sells and supports test systems, informatics systems, test kits and specialized quality controls that serve clinical laboratories in the global diagnostics market.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us” or “our” mean Bio-Rad Laboratories, Inc. and our subsidiaries. Our principal executive offices are located at 1000 Alfred Nobel Drive, Hercules, California 94547 and our telephone number is (510) 724-7000.

The Offering

Issuer	Bio-Rad Laboratories, Inc.

Securities Offered	$ aggregate principal amount of % senior notes due 20 (the “notes”).

Maturity Date	, 20 .

Interest Rate	% per year, accruing from , 2022.

Interest Payment Dates	and of each year, beginning on , 2022.

Ranking	The notes will rank:

•	equal in right of payment to all of our other existing and future unsecured, unsubordinated indebtedness;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•

effectively subordinated in right of payment to all of our subsidiaries’ existing and future indebtedness and other obligations (including secured and unsecured obligations) and subordinated in right of payment to our existing and future secured indebtedness and other obligations, including any indebtedness incurred under our credit facility (as described in “Description of Certain Other Indebtedness”), to the extent of the value of the assets securing such indebtedness and other obligations.

As of December 31, 2021, we and our subsidiaries had approximately $11.0 million in aggregate principal amount of indebtedness outstanding, none of which was senior subordinated indebtedness or secured indebtedness, and our subsidiaries had approximately $0.5 million in aggregate principal amount of indebtedness outstanding.

Change of Control Triggering Event	In the event of a Change of Control Triggering Event, as defined in this prospectus supplement, the holders may require us to repurchase for cash all or a portion of their notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of the repurchase. See “Description of Notes—Repurchase Upon a Change of Control Triggering Event.”

Optional Redemption	We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.”

Covenants	The notes and related indenture do not contain any financial or other similar restrictive covenants. However, we will be subject to the covenants described under the caption “Description of Notes—Certain Covenants.”

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ after deducting the estimated underwriting discount and estimated transaction expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, capital expenditures and investments in and acquisitions of other companies, products or technologies that we may identify in the future. See “Use of Proceeds.”

Form and Denomination	We will issue the notes in the form of one or more fully registered global notes registered in the name of The Depository Trust Company or its nominee. The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Trading	The notes are not and are not expected to be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market.

Further Issuances	We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. Any additional debt securities having such similar terms, together with the notes, could be considered part of the same series of notes under the indenture.

Trustee, Registrar and Paying Agent	Wilmington Trust, National Association.

Governing Law	The notes and the related indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	An investment in the notes involves various material risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-4 of this prospectus supplement.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risk factors described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The market or trading price of the notes could decline due to any of these risks or other factors, and you may lose all or part of your investment.

In addition to the risks relating to us described in our reports described above and any subsequent filings, the following are additional risks relating to an investment in the notes.

Risks Related to the Offering

The notes are effectively subordinated, which may affect your ability to receive payments on the notes.

The notes are obligations exclusively of Bio-Rad Laboratories, Inc. and not its subsidiaries. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

As a result of the foregoing, the notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including any subsidiaries that we may in the future acquire or establish.

Our ability to repay the notes and other debt depends in part on cash flow from our subsidiaries.

A significant portion of our sales are made outside of the United States. Our foreign subsidiaries generated 61% of our net sales in the year ended December 31, 2021, and held approximately 42% of our consolidated assets as of December 31, 2021. Consequently, we depend in part on distributions or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including with respect to the notes. Our subsidiaries are not obligated to make funds available to us for payment on the notes. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

•	their earnings;

•	covenants contained in their debt agreements;

•	covenants contained in other agreements to which our subsidiaries are or may become subject;

•	business and tax considerations; and

•	applicable law.

We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us and that these distributions and/or payments will be adequate to pay principal and interest on the notes when due. In addition, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of the subsidiaries’ creditors.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our senior unsecured general obligations, ranking equally with all of our other existing and future unsecured, unsubordinated indebtedness. The indenture governing the notes will permit us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, all or a portion of our assets and the assets of our subsidiaries securing such debt will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our other unsecured and senior creditors, including our trade creditors.

We may still be able to incur substantially more indebtedness.

We may be able to incur substantially more indebtedness in the future. The terms of the indenture governing the notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes, we will be required to make an offer to purchase the notes in cash at the purchase prices described in this prospectus supplement. However, we may not be able to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the notes in the event of a Change of Control Triggering Event. Any failure to repurchase properly tendered notes would constitute an event of default under the indenture governing the notes, which would, in turn, constitute a default under our existing credit agreement and certain of our other debt obligations and may constitute a default under agreements governing indebtedness incurred in the future. See “Description of Notes—Repurchase Upon a Change of Control Triggering Event.”

The Change of Control offer provisions of the notes may not protect holders of the notes in the case of certain corporate transactions involving us.

The provisions of the notes relating to a Change of Control Triggering Event may not protect you from certain important corporate transactions, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions not involving a change in voting power or the beneficial ownership of Bio-Rad Laboratories, Inc. Even transactions involving a change in voting power or beneficial ownership of Bio-Rad Laboratories, Inc. may not involve a change that constitutes a

Change of Control, as defined in the indenture governing the notes, and, if not, will not constitute a Change of Control Triggering Event that would trigger our obligation to offer to repurchase the notes. In addition, our obligation to offer to repurchase the notes is conditioned upon the occurrence of a Below Investment Grade Rating Event, as described in “Description of Notes—Repurchase Upon a Change of Control Triggering Event.” If events occur that do not constitute a Change of Control Triggering Event, we will not be required to make an offer to repurchase the notes, and you may be required to continue to hold your notes despite the occurrence of such events. See “Description of Notes—Repurchase Upon a Change of Control Triggering Event.”

The limited covenants in the notes and the indenture may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the notes.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur unsecured indebtedness that is equal in right of payment to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If traded after their initial issuance, the notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We do not plan to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time and without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you that another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon, among other facts, the number of holders of the notes, our results of operations and financial condition, the market for similar securities and the interest of securities dealers in making a market in the notes. An active or liquid trading market for the notes may not develop.

A downgrade of our credit ratings could adversely impact your investment in the notes.

We are subject to periodic review by independent credit rating agencies. Increases in the level of our outstanding indebtedness, repurchases of our equity by us, or other events could cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements. In addition, actual or anticipated changes or downgrades in our credit ratings by one or more of the rating agencies so that the notes will no longer be considered to have investment grade ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes.

Optional redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem these notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

We expect to receive net proceeds of $                from the sale of the notes offered hereby, before expenses but after deducting the underwriting discount. We intend to use the net proceeds from the offering of the notes for general corporate purposes, which may include working capital, capital expenditures and investments in and acquisitions of other companies, products or technologies that we may identify in the future. Pending the final application of the net proceeds from the offering, we may invest such net proceeds in cash, cash equivalents, investment grade securities or other marketable securities and short-term instruments.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, long term debt, stockholders’ equity and total capitalization on a consolidated basis as of December 31, 2021:

•	on an actual basis;

•	on an as adjusted basis to reflect:

•	the issuance of $ of notes offered hereby; and

•	the receipt of the net proceeds (before expenses but after deducting the underwriting discounts) from the issuance of the notes offered hereby.

You should read the following table along with our financial statements and the accompanying notes to those statements, together with management’s discussion and analysis of financial condition and results of operations, contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2021
	Actual	As Adjusted
	(in thousands) (unaudited)
Cash and cash equivalents	$470,783	$

Long-term debt, including current maturities
Total long-term debt, including current maturities	$11,003	$

Stockholders’ equity:
Preferred stock	$—	$
Class A common stock	2
Class B common stock	1
Additional paid in capital	441,733
Class A treasury stock at cost	(106,290)
Retained earnings	13,507,241
Accumulated other comprehensive income (loss)	(175,553)
Total Bio-rad stockholders’ equity	13,667,134
Noncontrolling interests	—

Total stockholders’ equity	13,667,134

Total capitalization	$13,678,137	$

DESCRIPTION OF NOTES

We will issue $                 aggregate principal amount of         % senior notes due 20         (the “notes”). The notes will be issued under the indenture, between Wilmington Trust, National Association, as trustee, and us (the “base indenture”), as amended and supplemented by a supplemental indenture to be entered into between us and the trustee (such supplemental indenture together with the base indenture, the “indenture”). The following description is a summary, and does not describe every aspect of the notes and the indenture. The following description is subject to, and qualified in its entirety by, all the provisions of the indenture, including definitions of certain terms used in the indenture, a copy of which we have filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. We urge you to read the indenture and the notes because they, and not this description, define your rights as a holder of the notes.

The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

For purposes of this description, references to “Bio-Rad,” “the Company,” “we,” “us” and “our” refer only to Bio-Rad Laboratories, Inc. and not to any of its current or future subsidiaries.

General

The notes will be limited initially to $                 aggregate principal amount, but we may, from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same terms (except for the issue date, the public offering price and, if applicable, the first interest payment date) and ranking equally and ratably with the notes offered hereby. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of debt securities for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions.

The notes will be:

•	general unsecured obligations of ours;

•

effectively subordinated in right of payment to all existing and any future secured indebtedness of ours, including any indebtedness under the Credit Agreement (as defined below), to the extent of the value of the assets securing such indebtedness, and to all existing and any future liabilities of our subsidiaries, to the extent of the value of the assets of such subsidiaries;

•	equal in right of payment with all existing and any future unsecured, unsubordinated indebtedness of ours; and

•	senior in right of payment to all existing and any future subordinated indebtedness of ours.

As of December 31, 2021, we and our subsidiaries had approximately $11 million in aggregate principal amount of indebtedness outstanding, none of which was senior subordinated or secured indebtedness, and our subsidiaries had approximately $0.5 million in aggregate principal amount of indebtedness outstanding. As of December 31, 2021, after giving effect to this offering of the notes and the application of the net proceeds therefrom as intended, we and our subsidiaries would have had approximately $             million in aggregate principal amount of indebtedness outstanding, $             million of which would have been senior subordinated indebtedness and $             million of which would have been secured indebtedness, and our subsidiaries would have had approximately $             million in aggregate principal amount of indebtedness outstanding.

The notes will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will be issued in the form of one or more global securities, without coupons, which will be deposited initially with, or on behalf of, The Depository Trust Company (“DTC”).

“Credit Agreement” means the Credit Agreement, dated as of April 15, 2019, as amended by Amendment No. 1 dated as of November 15, 2021, by and among Bio-Rad, the lenders referred to therein, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., HSBC Bank USA, National Association and MUFG Union Bank, N.A., as co-syndication agents, and Citibank N.A. and Wells Fargo Bank, National Association, as co-documentation agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time (regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise), including, without limitation, any agreement (a) extending or shortening the term of the indebtedness incurred thereunder or contemplated thereby; (b) adding or deleting borrowers or guarantors thereunder; (c) increasing the amount of indebtedness incurred thereunder; or (d) otherwise altering the terms and conditions thereof.

We had no outstanding borrowings under the Credit Agreement as of December 31, 2021.

Principal and Interest

The notes will mature on                , 20        . No sinking fund will be provided with respect to the notes.

Interest on the notes will accrue at a rate of         % per annum. We will pay interest on the notes from                 , 2022 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on                  and                  of each year, beginning                 , 2022 until the principal is paid or made available for payment. Interest will be paid to the persons in whose names the notes are registered at the close of business on                  and                  (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or date of maturity of principal of the notes falls on a day that is not a business day, then payment of interest or principal may be made on the next succeeding business day with the same force and effect as if made on the nominal date of maturity, and no interest will accrue for the period after such nominal date.

Optional Redemption

Prior to                 (             months prior to their maturity date) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                  basis points less (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

Except as described above, the notes will not be redeemable by us prior to maturity.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Any redemption or notice described above may, at our discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, the notice of such redemption shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such notice may be rescinded and the redemption terminated in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed. The Company shall notify holders of any such rescission as soon as practicable after the Company determines that such conditions precedent will not be able to be satisfied or the Company is not able or willing to waive such conditions precedent.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC, Euroclear (as defined below), Clearstream (as defined below) (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Repurchase Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes in full, as described above, have defeased the notes or have satisfied and discharged the notes as described below, we will make an offer to each holder (the “Change of Control Offer”) to repurchase any and all of such holder’s notes at a repurchase price in cash equal to 101% of the principal amount of the notes to be repurchased (such principal amount to be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) plus accrued and unpaid interest, if any, thereon, to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the principal amount of notes or portions of notes being repurchased, that all conditions precedent contained in the indenture to make a Change of Control Offer have been complied with and that the Change of Control Offer has been made in compliance with the indenture.

“Below Investment Grade Rating Event” means the notes are rated below Investment Grade Rating by at least two of the three Rating Agencies on any date during the period commencing upon the first public notice by us of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (such period, the “Trigger Period”) (which Trigger Period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of such Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the notes below Investment Grade or (y) publicly announces that it is no longer considering the notes for possible downgrade).

“Change of Control” means the occurrence of any of the following:

(1)

direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries;

(2)

the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Excluded Persons) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)

we consolidate with, or merge with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

(4)	the adoption of a plan by our board of directors or stockholders relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (b) (i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (ii) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence or the Excluded Persons) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

For purposes of this definition, “voting stock” means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even if the right to vote has been suspended by the happening of such a contingency.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Excluded Persons” means (1) Alice Schwartz, Norman D. Schwartz and Steven Schwartz, (2) any spouse, immediate family member, relative or lineal descendant of any person described in clause (1), (3) any trust in which any one or more of the persons described in clause (1) or (2) holds all of the beneficial interests, and (4) any affiliate of the persons described in clause (1) or (2).

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P) or a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc. and any successor to its rating agency business.

Certain Covenants

Limitations on Liens

We will not, and will not permit any of our subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than permitted Liens described below) on any Principal Property or upon the shares of capital stock or debt of any of our subsidiaries that owns Principal Property, now owned or hereafter acquired, to secure any indebtedness of ours, any of our subsidiaries or any indebtedness of any other Person, unless we or such subsidiary also secure the notes on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the notes, prior or senior thereto, with the same relative priority as the notes will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured. As of the date of this prospectus, none of our assets constitute Principal Property as defined below. The indenture will contain the following exceptions to the foregoing prohibition:

(a)	Liens existing on the date when we first issue the notes pursuant to the indenture;

(b)	Liens securing indebtedness under the Credit Agreement;

(c)

Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with us or any subsidiary of ours; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or such subsidiary;

(d)

Liens on property existing at the time of acquisition thereof by us or any subsidiary of ours; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by us or such subsidiary;

(e)

Liens to secure indebtedness incurred prior to, at the time of or within 18 months after the acquisition of any property or the completion of the construction, alteration, repair or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

(f)	Liens in favor of or required by contracts with governmental entities;

(g)	Liens securing indebtedness of a subsidiary owing to us or to one or more of our subsidiaries;

(h)	liens incurred in connection with pollution control, industrial revenue or similar financings;

(i)

liens on property of us or a subsidiary in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(j)

liens for taxes, assessments or other governmental charges not yet due or payable or not overdue or that are being contested by us or a subsidiary and for which we maintain adequate reserves in accordance with GAAP;

(k)

liens in favor of materialman, mechanics, workmen or repairmen, landlord’s liens for rent or other similar liens arising in the ordinary course of business, in each case, in respect of obligations that are not overdue or which are being contested by us or any subsidiary in good faith and by appropriate proceedings;

(l)

liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that, in our opinion, do not materially impair the use of the real property;

(m)	liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings;

(n)	liens incurred or deposits made by us or our subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security;

(o)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (n) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the extension, renewal or replacement Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(p)	any Lien that would not otherwise be permitted by clauses (a) through (o) above, inclusive, securing indebtedness which, together with:

•	the aggregate outstanding principal amount of all other indebtedness of the Company and its subsidiaries owning Principal Property which would otherwise be subject to the foregoing restrictions, and

•	the aggregate Value of existing Sale and Leaseback Transactions which would be subject to the foregoing restrictions absent this clause,

does not exceed the greater of (i) $2.5 billion and (ii) 15% of our Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our subsidiaries to, enter into any Sale and Leaseback Transaction unless:

•

we or such subsidiary could incur indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, secured by a Lien on the property to be leased (without equally and ratably securing the notes) because such Lien would be of a character that no violation of the covenant described under “—Limitations on Liens” above would result; or

•

we apply, during the 270 days following the effective date of the Sale and Leaseback Transaction, an amount equal to the Value of the Sale and Leaseback Transaction to the voluntary retirement of Funded Debt or to the acquisition of property.

In addition, permitted Sale and Leaseback Transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:

•

leases between only us and a subsidiary of ours which is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the U.S. federal securities laws or only between our subsidiaries which are each a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the U.S. federal securities laws; and

•

leases of property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Merger, Consolidation or Sale of Assets

We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into us, unless:

•

we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and assets (the “Surviving Person”) shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the indenture and the notes;

•	immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

•

we deliver to the trustee an officer’s certificate and opinion of counsel, in each case stating that such transaction and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

The Surviving Person will succeed to, and except in the case of a lease, be substituted for, us under the indenture and the notes.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “Change of Control,” permitting each holder to require us to repurchase the notes of such holder as described above.

Certain Other Covenants

The indenture will contain certain other covenants regarding, among other matters, corporate existence and reports to holders of the notes. The indenture will not contain restrictive covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. Other than as described above, the provisions of the indenture do not afford holders of the notes protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders.

Definition of Certain Terms

The following are the meanings of terms that are important in understanding the covenants described above.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Consolidated Net Tangible Assets” means the aggregate amount of the assets (less applicable reserves and other intangible assets) of ours and our subsidiaries after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet) of ours and our subsidiaries and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles of ours and our subsidiaries, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“Funded Debt” means our indebtedness or the indebtedness of a subsidiary owning property maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under GAAP and in each case ranking at least pari passu with the notes.

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in each case that in accordance with GAAP would be reflected on the balance sheet of such Person as a liability:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	in respect of Capital Lease Obligations; or

(5)	in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable.

In addition, the term “indebtedness” includes (x) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency.

“Principal Property” means each manufacturing facility and each research and development facility (together with the land upon which it is erected and fixtures comprising a part thereof) located within the territorial limits of the United States of America owned by us or any of our wholly owned subsidiaries that has a gross book value of not less than 2.00% of our Consolidated Net Tangible Assets as of the determination date, except such properties as our board of directors by resolution determines not to be of material importance to the business of us and our subsidiaries, taken as a whole. As of the date of this prospectus, none of our assets constitute Principal Property as defined above.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any subsidiary of any property, whether now owned or hereafter acquired, which has been or is to be sold or transferred by us or such subsidiary to such Person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between us and a subsidiary or between our subsidiaries and (3) leases of a property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series which are outstanding under the indenture on the effective date of such Sale and Leaseback Transaction, compounded semi-annually.

Events of Default

“Events of Default” on the notes are any of the following:

•	default in the payment of the principal or any premium on a note when due (whether at maturity, upon acceleration, redemption or otherwise);

•	default in the payment of interest on a note within 30 days of its due date;

•	failure by us to comply with the provisions described under the caption “—Repurchase Upon a Change of Control Triggering Event”;

•

failure by us to observe or perform any other term of the indenture (other than a covenant or agreement in respect of which such non-compliance would otherwise be an Event of Default) for a period of 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the notes;

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of ours (or the payment of which is guaranteed by us), whether such indebtedness or guarantee now exists or is created after the issue date of the notes, if that default: (i) is caused by a failure to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to applicable grace periods) of such indebtedness (a “Payment Default”); or (ii) results in the acceleration of such indebtedness prior to its scheduled maturity, and, in each case, the amount of any such indebtedness, together with the amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $150 million or more; provided, however, that, if the default under the mortgage, indenture or instrument is cured by us, or waived by the holders of the indebtedness, in each case as permitted by the governing mortgage, indenture or instrument, then the Event of Default under the indenture governing the notes caused by such default will be deemed likewise to be cured or waived; or

•

certain events in bankruptcy, insolvency or reorganization with respect to us or any significant subsidiary of ours (or any subsidiaries of ours that together would constitute a significant subsidiary). “significant subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

The indenture will provide that the trustee may withhold notice to the holders of the notes of any default if the trustee considers it in the interest of such holders to do so, provided, that the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the notes or in the making of any sinking fund installment or analogous obligation with respect to the notes.

Remedies If an Event of Default Occurs

The indenture will provide that if an Event of Default has occurred with respect to the notes and has not been cured, the trustee or the holders of 25% in principal amount of the notes may declare the entire principal amount of the notes to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization with respect to us or any significant subsidiary of ours (or any subsidiaries of ours that together would constitute a significant subsidiary), the principal amount of the notes will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the notes if certain conditions are satisfied.

Except as may otherwise be provided in the indenture in cases of default, where the trustee has some special duties, the trustee will not be required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an “indemnity”). If indemnity is provided, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. Subject to certain exceptions contained in the indenture, these majority holders may also direct the trustee in performing any other action under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of 25% in principal amount of the notes must make a written request that the trustee take action because of the Event of Default, and must offer indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date of that payment.

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default.

Modification and Waiver

There are three types of changes we can make to the indenture and the notes.

Changes Requiring Your Approval. First, there are changes that cannot be made to your notes without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a note;

•	reduce any amounts due on a note;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following an Event of Default;

•	change the place or currency of payment for a note;

•	impair your right to sue for the enforcement of any payment on or with respect to the notes;

•	reduce the percentage in principal amount of the notes, the approval of whose holders is needed to modify or amend the indenture or the notes;

•	reduce the percentage in principal amount of the notes, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•

except as otherwise permitted under the covenant described under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets,” consent to the assignment or transfer by us of any of our rights or obligations under the indenture; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the notes. This type includes amendments to:

•	cure ambiguities, omissions, defects or inconsistencies;

•	make any change that would provide any additional rights or benefits to the holders of the notes of a series;

•	provide for or add guarantors with respect to the notes of any series;

•	secure the notes of any series;

•	establish the form or terms of debt securities of any series;

•	provide for uncertificated notes of any series in addition to or in place of certificated notes of the applicable series;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	provide for the assumption by our successor, if any, of our obligations to holders of any outstanding notes of any series in compliance with the provisions of the indenture;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder of notes in any material respect.

Changes Requiring a Majority Vote. Any other change to the indenture and the notes would require the following approval:

•	if the change affects only the notes, it must be approved by the holders of not less than a majority in principal amount of the notes; and

•

if the change affects the notes as well as the debt securities of one or more other series issued under the base indenture, it must be approved by the holders of not less than a majority in principal amount of the notes and of each other series of debt securities affected by the change.

In each case, the required approval must be given by written consent. Most changes fall into this category.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the notes listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Further Details Concerning Voting

The notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. The notes will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture.

Defeasance

The following discussion of full defeasance and discharge will apply to the notes.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes (called “full defeasance”) if we put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the notes on their various due dates.

•

There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the notes. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the notes will remain. These include our obligations:

•	to register the transfer and exchange of notes;

•	to replace mutilated, destroyed, lost or stolen notes;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the notes. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the notes. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the notes on their various due dates; and

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	Our having paid all sums payable by us under the indenture, as and when the same shall be due and payable;

•

(a) Our having delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture, or (b) the notes outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such notes outstanding under the indenture; and

•	Our having delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that these conditions have been satisfied.

Governing Law and Jurisdiction

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York. The parties to the indenture will (i) irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, the city of New York, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

Regarding the Trustee

Wilmington Trust, National Association, as trustee under the indenture, has been appointed by us as paying agent, registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Payment and Transfer

We will issue the notes only as registered securities, which means that the name of the holder will be entered in a register, which will be kept by the trustee or another agent of ours. We have initially designated the trustee as our paying agent and registrar. We will make principal and interest payments at the principal corporate office of the trustee, or by mailing a check to you at the address we have for you in the register.

If you are a holder of certificated notes, you will also be able to transfer or exchange notes at the office referenced above, in accordance with the terms of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. Neither we nor the trustee will impose any service charge for any transfer or exchange of a note; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of notes.

If the notes are redeemable and we redeem less than all of the notes, we may block the transfer or exchange of notes during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of notes selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC (in the United States), Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank SA/NV (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee, nor any of our or their agents, takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company formed for the purpose of holding securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants through electronic computerized book-entry changes in participants’ accounts.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

Access to the DTC system is also available to other entities such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC participants.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC. We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of these interests in the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to interests of direct participants, or by direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form.

Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, which in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Except as described above, owners of beneficial interests in a global note will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes, including for receiving payments and notices. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a DTC participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee nor any of our or the trustee’s agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any DTC participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s or any DTC participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of DTC’s participants.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. DTC has advised us that its current practice, upon receipt of any payment in respect of securities, such as the notes, is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the DTC participants and will not be our responsibility or the responsibility of DTC or the trustee. Neither we nor the trustee will be liable for any delay by DTC or any DTC participant in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Transfers between DTC participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between Clearstream or Euroclear participants will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC participants, on the one hand, and Clearstream or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Clearstream or Euroclear, as the case may be; however, such cross-market transactions will require delivery of instructions to Clearstream or Euroclear, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within its established deadlines (European time) of such system. Clearstream or Euroclear, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream and Euroclear participants may not deliver instructions directly to the depositaries of Clearstream or Euroclear. DTC has previously advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more DTC participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for certificated notes, and to distribute such notes to the DTC participants.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes in registered form and approved denominations to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as depositary;

•	an event of default has occurred and is continuing and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary assumes that a “substantial amount” of the notes, within the meaning of Treasury Regulation Section 1.1273-2(a)(1), are deemed to be issued for money. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors that purchase notes for cash at the time of original issuance at their “issue price” (generally, for each series of notes, the first price at which a substantial amount of the notes are sold for money to the public, not including purchases by bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and applies only to beneficial owners that hold the notes as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of tax accounting, persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to their financial statements under Section 451 of the Code, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain U.S. expatriates, and persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a “United States person” (as defined in the Code).

The term “Non-U.S. Holder” means any beneficial owner of a note that is not a U.S. Holder and is not a partnership (including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes). For the purposes of this summary, U.S. Holders and Non-U.S. Holders are referred to collectively as “holders.”

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership and partners in such partnerships are urged to consult with their own tax advisors regarding the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the notes.

This discussion is for general purposes only. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, and local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. In such case, interest on a note will generally be treated as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s usual method of accounting for tax purposes. If, however, the notes are issued for an amount less than the principal amount and the difference is at least a de minimis amount (as set forth in the Code), a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be treated as ordinary interest income to the extent such interest has not been previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note.

The gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes will generally be long-term capital gain or loss if, at the time of the sale, exchange, redemption, or other taxable disposition, the U.S. Holder’s holding period in the notes exceeds one year. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their own tax advisors regarding the deductibility of capital losses in light of their particular circumstances.

Medicare Tax

U.S. Holders who are individuals, estates or certain trusts are subject to an additional 3.8% Medicare tax on the lesser of (a) the U.S. person’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (b) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income will generally include interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding at the applicable rate with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or an applicable successor form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder will generally be subject to information reporting requirements, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes as long as that interest is not “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and:

•	the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder’s trade or business; and

•

either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E, as applicable, or an applicable successor form that it is not a “U.S. person” (as defined in the Code), and provides its name, address and certain other required information or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder or an intermediate financial institution and furnishes to us or the applicable paying agent a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above will generally be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes (except as described below with respect to effectively connected income). A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes us or the applicable paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or an applicable successor form claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Generally, subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will generally be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the

Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax in the manner described below under “—Effectively Connected Income”; or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower treaty rate applies) on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses.

Effectively Connected Income

If interest or gain recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), then the Non-U.S. Holder will be exempt from the withholding tax on interest if the Non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI or an applicable successor form, but the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest or gain as if it were a “United States person” (as defined in the Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, it may be subject to an additional branch profits tax currently at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

Backup Withholding and Information Reporting

Under current U.S. Treasury regulations, we and other payors must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the amount of tax withheld, if any, from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the notes made to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting will generally not apply to payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a “United States person” (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a “United States person” (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and it satisfies certain other conditions, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, notes paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities and annually report certain information about such accounts, and may be required to withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Under FATCA, a 30% withholding tax may be imposed on interest on the notes paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder) and certain other non-financial foreign entities. Proposed U.S. Treasury Regulations have been issued that, if finalized in their current form, would provide that the 30% withholding tax (which would have otherwise come into effect on January 1, 2019) will not apply to payments of gross proceeds from the sale, exchange or other disposition of notes. In the preamble to the proposed U.S. Treasury Regulations, the government provided that taxpayers may rely upon the proposed regulations until the issuance of final U.S. Treasury Regulations.

Prospective investors should consult their tax advisors regarding the possible effect of FATCA on their investment in the notes.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective investors are urged to consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated February    , 2022, we have agreed to sell to the underwriters named below the following respective principal amounts of the notes:

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
BofA Securities, Inc.
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.
Wells Fargo Securities, LLC

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of        % of the principal amount of the note. The underwriters and selling group members may allow a discount of        % of the principal amount of the note on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our out-of-pocket expenses for this offering will be approximately $            .

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to, any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters or their affiliates have provided financial advisory and investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect that delivery of the notes will be made against payment therefor on or about February    , 2022, which will be the            business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+        ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second trading day preceding the date on which we deliver the notes may be required, by virtue of the fact that the notes initially settle in T+        , to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisers.

Selling Restrictions

European Economic Area

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II;

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

United Kingdom

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or

(ii) a customer within the meaning of the United Kingdom Financial Services Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2 of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA.

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor decide to purchase or subscribe for the notes.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the notes being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement, the accompanying prospectus and any other materials relating to the notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. Certain legal matters will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New  York, New York.

EXPERTS

The consolidated financial statements of Bio-Rad Laboratories, Inc. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make these filings available on our website at http://www.bio-rad.com. The information on our website is not part of this prospectus supplement. The SEC maintains a website that contains our reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus. When we file information with the SEC in the future, that information will automatically update and, in some cases, supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering (including the portions of our annual proxy statement for our 2022 annual meeting of stockholders expressly incorporated in the Annual Report on Form 10-K described below, but not including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•	our Annual Report on Form 10-K for the year ended December 31, 2021.

You can obtain copies of these documents without charge through our website (www.bio-rad.com), or by requesting them in writing or by telephone at the following address:

Bio-Rad Laboratories, Inc.

1000 Alfred Nobel Drive

Hercules, California 94547

Attn: Investor Relations

Tel: (510) 724-7000

PROSPECTUS

BIO-RAD LABORATORIES, INC.

Debt Securities

Class A Common Stock

Class B Common Stock

Preferred Stock

Warrants

Guarantees

Units

We or selling securityholders may, from time to time, offer and sell the debt securities, Class A common stock, Class B common stock, preferred stock, warrants, guarantees or units in any combination from time to time in one or more offerings. This prospectus provides you with a general description of the debt securities, Class A common stock, Class B common stock, preferred stock, warrants, guarantees and units we may offer.

Each time we or a selling securityholder sells securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Our Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BIO.” Our Class B Common Stock is listed on the NYSE under the symbol “BIOb.”

Investing in our securities involves risks. See the “Risk Factors” on page 1 of this prospectus, and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 15, 2022.

Neither we nor any selling securityholder has authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or a prospectus supplement is delivered or securities are sold on a later date.

i

BIO-RAD LABORATORIES, INC.

We are a multinational manufacturer and worldwide distributor of our own life science research and clinical diagnostics products. Bio-Rad manufactures and supplies the life science research, healthcare, analytical chemistry and other markets with a broad range of products and systems used to separate complex chemical and biological materials and to identify, analyze and purify their components. We have direct distribution channels in over 35 countries outside the United States through subsidiaries whose focus is sales, customer service and product distribution. In some locations outside and inside these 35 countries, sales efforts are supplemented by distributors and agents.

Bio-Rad operates in two industry segments designated as Life Science and Clinical Diagnostics. Our Life Science segment is at the forefront of discovery, creating advanced tools to answer complex biological questions. Our Clinical Diagnostics segment designs, manufactures, sells and supports test systems, informatics systems, test kits and specialized quality controls that serve clinical laboratories in the global diagnostics market.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us” or “our” mean Bio-Rad Laboratories, Inc. and our subsidiaries. Our principal executive offices are located at 1000 Alfred Nobel Drive, Hercules, California 94547 and our telephone number is (510) 724-7000.

RISK FACTORS

Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus and the accompanying prospectus supplement, you should carefully consider the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus and the accompanying prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Incorporation by Reference.”

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, we or selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings. This prospectus provides a general description of the securities we may offer.

Each time we or any selling securityholder offers any of the securities described in this prospectus, we will attach a prospectus supplement to this prospectus. The prospectus supplement will contain the specific description of the securities we are then offering and the terms of the offering. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus.

It is important for you to read and consider all information contained in this prospectus, the applicable prospectus supplement and in any related free writing prospectus that we authorize to be delivered to you, together with the documents we have incorporated by reference in this prospectus and the applicable prospectus supplement, in making your investment decision. You should also read and consider the information contained in the documents identified in “Available Information” in this prospectus.

FORWARD-LOOKING STATEMENTS

Other than statements of historical fact, statements made in this report include forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding our future financial performance, operating results, plans and objectives, impact of the COVID-19 pandemic on Bio-Rad’s results and operations, and steps governments, universities, hospitals and private industry, including diagnostic laboratories, are taking or may take as a result of the pandemic. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. However, actual results may differ materially from those currently anticipated depending on a variety of risk factors including, but not limited to, the duration, severity and impact of the COVID-19 pandemic, global economic conditions, supply chain issues, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, reductions in government funding or capital spending of our customers, international legal and regulatory risks, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, natural disasters and other catastrophic events beyond our control, and other risks and uncertainties identified under “Part I, Item 1A, Risk Factors” of our most recent Annual Report on Form 10-K or under “Part II, Item 1A, Risk Factors” of any Quarterly Report on Form 10-Q we have filed subsequent to our most recent Annual Report on Form 10-K. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Securities and Exchange Commission at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission (http://www.sec.gov). Our filings with the Securities and Exchange Commission and other information about us may also be obtained from our web site at www.bio-rad.com, although the information on our web site does not constitute a part of this prospectus or the accompanying prospectus supplement, and we are not incorporating such information into this prospectus or the accompanying prospectus supplement.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities we may offer under this prospectus. As permitted by the Securities and Exchange Commission’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to or incorporated by reference in the registration statement, each statement being qualified in all respects by that reference.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or in the accompanying prospectus supplement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021

We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until we have terminated the offering (including the portions of our annual proxy statement for our 2022 annual meeting of stockholders expressly incorporated in the Annual Report on Form 10-K described above, and excluding any documents or portions of documents which are deemed “furnished” and not filed with the Securities and Exchange Commission). Information included or incorporated by reference in this prospectus and the accompanying prospectus supplement shall be deemed automatically updated and superseded if information contained in any document we subsequently file with the Securities and Exchange Commission modifies or replaces the information included or incorporated by reference in this prospectus or in the accompanying prospectus supplement.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus and the accompanying prospectus supplement. To receive a free copy of any of the documents incorporated by reference in this prospectus and the accompanying prospectus supplement, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to Bio-Rad Laboratories, Inc., Attention: Investor Relations, 1000 Alfred Nobel Drive, Hercules, California 94547 (telephone (510) 724-7000).

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF DEBT SECURITIES

We may issue from time to time, in one or more offerings, debt securities. We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus. The terms of the offering of debt securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement and other offering material relating to such offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our Class A Common Stock and Class B Common Stock is a summary. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”), the complete text of Bio-Rad’s Restated Certificate of Incorporation and Certificate of Amendment to Restated Certificate of Incorporation (together, the “certificate of incorporation”), filed as Exhibits 3.1 and 3.1.1, respectively, to

Bio-Rad’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and the complete text of Bio-Rad’s Amended and Restated Bylaws (the “bylaws”), filed as Exhibit 3.2 to Bio-Rad’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. We encourage you to read the DGCL and our certificate of incorporation and bylaws carefully.

Class A and Class B Common Stock

General

Our certificate of incorporation authorizes 80,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and 20,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”). Except as set forth in the certificate of incorporation and summarized below, the shares of Class A and Class B Common Stock are identical in all respects and have equal rights and privileges.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Class A and Class B Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Declaration and payment of any dividend are subject to the discretion of the board of directors. The time and amount of dividends are dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the board of directors may consider relevant.

Dividends may be paid in cash or in shares of Class A or Class B Common Stock. Cash dividends may be paid to holders of Class A Common Stock without paying any cash dividend to holders of Class B Common Stock, but no cash dividend may be paid to holders of Class B Common Stock unless a cash dividend of at least an equal amount is paid to holders of Class A Common Stock. For any dividend in shares of Class A or Class B Common Stock, the same number of shares shall be paid in respect of each outstanding share of Class A or Class B Common Stock. If no shares of Class A Common Stock have been issued or are outstanding, a dividend of shares of Class A Common Stock may be paid to holders of Class B Common Stock. Otherwise, a dividend of shares of Class A Common Stock may be paid to holders of Class A Common Stock and a dividend of shares of Class B Common Stock may be paid to holders of Class B Common Stock.

Voting Rights

Holders of Class B Common Stock shall have exclusive voting power, except as may be provided to holders of any then outstanding preferred stock and except as follows:

•

With respect to the election of directors, the holders of Class A Common Stock voting as a separate class are entitled to elect 25% of the authorized number of members of the board of directors and, if such 25% is not a whole number, then the holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors. The holders of Class B Common Stock voting as a separate class are entitled to elect the remaining directors.

•

The holders of Class A Common Stock are entitled to vote as a separate class on the removal, with or without cause, of any director elected by the holders of Class A Common Stock. Similarly, the holders of Class B Common Stock are entitled to vote as a separate class on the removal, with or without cause, of any director elected by the holders of Class B Common Stock. Any director may be removed for cause by the vote of the holders of Class A and Class B Common Stock voting as a single class, in which event the holders of Class A Common Stock shall have 1/10th vote per share and the holders of Class B Common Stock shall have one vote per share.

•

The holders of Class A Common Stock and the holders of Class B Common Stock are entitled to vote as separate classes on such other matters as may be required by law or the certificate of incorporation to be submitted to such holders voting as separate classes.

•

In all matters not specified above, the holders of Class A and Class B Common Stock shall vote together as a single class, in which event the holders of Class A Common Stock shall have 1/10th vote per share and the holders of Class B Common Stock shall have one vote per share.

•

Any vacancy in the office of a director elected by the holders of Class A Common Stock may be filled by a vote of such holders voting as a separate class, and any vacancy in the office of a director elected by the holders of Class B Common Stock may be filled by a vote of such holders voting as a separate class. In the absence of a stockholder vote, any vacancy may be filled by the remaining directors as provided in the bylaws.

•

If on the record date for any stockholder meeting at which directors are to be elected, the number of issued and outstanding shares of Class A Common Stock is less than 10% of the aggregate number of issued and outstanding shares of Class A and Class B Common Stock, the holders of Class A Common Stock will not have the rights to elect directors set forth above. In such case, all directors to be elected at such meeting will be elected by holders of Class A and Class B Common Stock voting as a single class, where the holders of Class A Common Stock shall have 1/10th vote per share and the holders of Class B Common Stock shall have one vote per share.

•	If no shares of Class B Common Stock are issued and outstanding, then the holders of Class A Common Stock shall have exclusive voting power on all matters.

Conversion

Each holder of record of Class B Common Stock may at any time or from time to time, in such holder’s sole discretion and at such holder’s option, convert any whole number or all of such holder’s shares of Class B Common Stock into fully paid and non-assessable shares of Class A Common Stock on a one-for-one basis, subject to adjustment as set forth in the certificate of incorporation. No fraction of a share of Class A Common Stock will be issued for any share of Class B Common Stock; however, Bio-Rad will pay in cash to such holder the pro rata fair market value of any such fraction.

Liquidation

In the event of Bio-Rad’s liquidation, dissolution or winding up, holders of Class A and Class B Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of Class A and Class B Common Stock have no preemptive, subscription, conversion (other than the conversion rights with respect to the Class B Common Stock described above) or other rights, and there are no redemption or sinking fund provisions applicable to our Class A and Class B Common Stock. The rights, preferences and privileges of the holders of Class A and Class B Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All outstanding shares of Class A and Class B Common Stock are fully paid and non-assessable.

Preferred Stock

The board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. The board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A or Class B Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Bio-Rad and might adversely affect the market price of the Class A and/or Class B Common Stock and the voting and other rights of the holders of the Class A and Class B Common Stock.

Anti-Takeover Effects of Provisions

Some provisions of Delaware law and the certificate of incorporation and bylaws could make the following transactions difficult: acquisition by means of a tender offer; acquisition by means of a proxy contest or otherwise; or removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of Bio-Rad, including transactions that might result in a premium over the market price for shares of Class A and/or Class B Common Stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control to first negotiate with Bio-Rad’s board of directors. We believe that the benefits of protection to Bio-Rad’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Bio-Rad outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

Section 203 of the DGCL prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock and a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our Class A and/or Class B Common Stock.

Dual Class Common Stock

As described above, our certificate of incorporation provides for a dual class common stock structure pursuant to which holders of our Class B Common Stock have the ability to control the outcome of most matters requiring stockholder approval, even if they own significantly less than a majority of the shares of the outstanding Class A and Class B Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of the company or its assets. As a result of the Schwartz family’s ownership of the Class A and Class B Common Stock, they are able to elect a majority of our directors, effect fundamental changes in our direction and control matters affecting us, including the determination of business opportunities that may be suitable for Bio-Rad. The Schwartz family may exercise its control over Bio-Rad according to interests that are different from other investors’ or debtors’ interests. In particular, this concentration of ownership and voting power may have the effect of delaying or preventing a change in control of Bio-Rad.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Bio-Rad. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Bio-Rad.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The bylaws sets forth advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Choice of Forum

The bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, the certificate of incorporation or bylaws; or any action asserting a claim against Bio-Rad that is governed by the internal affairs doctrine. Although the bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Limitations of Liability and Indemnification Matters

The certificate of incorporation and bylaws contain provisions that limit the liability of the directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, directors and officers are not personally liable to Bio-Rad or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the directors or officers duty of loyalty to Bio-Rad or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director or officer derived an improper personal benefit.

Each of the certificate of incorporation and bylaws provides that we are required to indemnify the directors and officers, in each case to the fullest extent permitted by Delaware law. The bylaws also obligate us to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered into agreements to indemnify the directors, executive officers and other employees as determined by the board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding to the fullest extent permitted by applicable law. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Bio-Rad also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against the directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the directors and officers, even though an action, if successful, might benefit Bio-Rad and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is c/o Shareholder Services, 462 South 4th Street, Suite 1600, Louisville KY 40202.

Listing

Our Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BIO.” Our Class B Common Stock is listed on the NYSE under the symbol “BIOb.”

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, guarantees or units that may be offered pursuant to this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We may sell the securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Bio-Rad Laboratories, Inc. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$

% Senior Notes due 20

Prospectus Supplement

February    , 2022

Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

BofA Securities	HSBC	MUFG	Wells Fargo Securities